Exhibit 12.1

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the nine months ended September 30,				For the year ended December 31,
	2012		2011		2011		2010		2009		2008		2007
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$67,658		$9,002		$18,005		$(52,606)		$(30,716)		$(132,740)		$(5,009)
Plus:
Total Fixed Charges (See below)	31,206		44,484		56,236		75,237		99,693		114,355		125,005
Total Earnings (Loss)	$98,864		$53,486		$74,241		$22,631		$68,977		$(18,385)		$119,996

Fixed Charges
Total interest expense (1)	$29,088		$42,567		$53,646		$72,442		$97,119		$112,097		$122,354
Interest included in operating lease rental expense (2)	2,118		1,917		2,590		2,795		2,574		2,258		2,651
Total Fixed Charges	$31,206		$44,484		$56,236		$75,237		$99,693		$114,355		$125,005
Preferred stock dividends (3)	8,072		11,402		14,069		14,922		17,666		3,308		—
Total Fixed Charges and Preferred Stock Dividends	$39,278		$55,886		$70,305		$90,159		$117,359		$117,663		$125,005

Ratio of Earnings (Loss) to Fixed Charges	3.17	x	1.20	x	1.32	x	0.30	x	0.69	x	(0.16	)x	0.96	x
Ratio of Earnings (Loss) to Fixed Charges and Preferred Stock Dividends	2.52	x	0.96	x	1.06	x	0.25	x	0.59	x	(0.16	)x	0.96	x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$67,658		$9,002		$18,005		$(52,606)		$(30,716)		$(132,740)		$(5,009)
Plus:
Total Fixed Charges excluding interest on deposits (See below)	16,458		21,327		27,089		30,951		30,529		26,076		27,975
Total Earnings (Loss)	$84,116		$30,329		$45,094		$(21,655)		$(187)		$(106,664)		$22,966

Fixed Charges
Total interest expense (1)	$29,088		$42,567		$53,646		$72,442		$97,119		$112,097		$122,354
Interest included in operating lease rental expense (2)	2,118		1,917		2,590		2,795		2,574		2,258		2,651
Less:
Interest expense on deposits	(14,748)		(23,157)		(29,147)		(44,286)		(69,164)		(88,279)		(97,030)
Total Fixed Charges excluding interest on deposits	$16,458		$21,327		$27,089		$30,951		$30,529		$26,076		$27,975
Preferred stock dividends (3)	8,072		11,402		14,069		14,922		17,666		3,308		—
Total Fixed Charges and Preferred stock Dividends excluding interest on deposits	$24,530		$32,729		$41,158		$45,873		$48,195		$29,384		$27,975

Ratio of Earnings (Loss) to Fixed Charges (excluding interest on deposits)	5.11	x	1.42	x	1.66	x	(0.70	)x	(0.01	)x	(4.09	)x	0.82	x
Ratio of Earnings (Loss) to Fixed Charges and Preferred Stock Dividends (excluding interest on deposits)	3.43	x	0.93	x	1.10	x	(0.47	)x	0.00	x	(3.63	)x	0.82	x

(1) Interest expense includes interest expense on deposits and other debt and amortization of debt issuance costs.

(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.

(3) The preferred stock dividends amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.